[FRANKLIN BANK LETTERHEAD]


                                    July 14, 2005

Dear Shareholder:

     In case you have not seen the news, we wanted to share with you some exciting developments regarding your Bank. On Thursday, June 23, we entered into a definitive agreement with Interchange Financial Services Corporation of Saddle Brook, New Jersey, pursuant to which Interchange Financial Services Corporation will acquire Franklin Bank and merge Franklin Bank into Interchange Bank, the banking subsidiary of Interchange Financial Services Corporation . A copy of the press release issued Friday, June 24 is attached for your review.

     We are very enthusiastic about this opportunity for our shareholders, employees and customers. Your board of directors believes that joining with Interchange will provide competitive value for our shareholders and greater convenience and flexibility for our customers with service provided by familiar faces.

     Our shareholders will be asked to approve the definitive agreement. In this regard, we will be sending to you a proxy statement-prospectus containing more detailed information about the proposed transaction after it has been filed with and declared effective by the SEC. We urge you to carefully read the information provided in the proxy statement-prospectus promptly upon receiving your package.

     We thank you for your support, and look forward to continuing to serve you.


                                                Very truly yours,


                  /s/ Salvatore Cocco, Jr.           /s/ Thomas Lupo
                  Salvatore Cocco, Jr.               Thomas Lupo
                  Chairman of the Board              President and CEO

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Forward Looking Statements:  This document contains forward-looking  statements.
Such  statements,  which  are based on the  currents  assumptions,  beliefs  and
expectations   of  management   and  describe   future  plans,   strategies  and
expectations, are generally identified by words such as "believes', "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and other similar expressions. Management's ability to predict results or the actual effect of plans and strategies is inherently uncertain, and actual results may differ from those set forth in the forward looking statements.

Additional Information and Where to Find It: The proposed transaction will be submitted to Franklin Bank's Shareholders for their consideration, and Interchange Financial Services Corporation will file with the SEC a registration statement on Form S-4, which will include a proxy statement of Franklin Bank and a prospectus of Interchange Financial Services Corporation , as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the registration statement and the proxy statement-prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement-prospectus, as well as other filings containing information about Interchange Financial Services Corporation, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement-prospectus and the SEC filings that will be incorporated by reference in the proxy statement-prospectus can also be obtained, without charge, from Franklin Bank by directing a request to: Franklin Bank, 277 Franklin Avenue, Nutley, New Jersey 07110, Attention: Corporate Secretary, (973-667-9595); or from Interchange Financial Services Corporation by directing such request to:
Interchange Financial Services Corporation, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663, Attention: Georgianna Hutter (201-703-2265).